Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements Nos. 333-20549, 333-65459, 333-38568, 333-88836, 333-129922 and 333-148139 on Form S-8, of our reports relating to the financial statements of Powerwave Technologies, Inc. dated February 19, 2010, March 4, 2010, as to the effects of the restatement discussed in Note 5 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 5, and includes an explanatory paragraph relating to the Company’s adoption of the provisions of accounting guidance now codified as Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 470-20, Debt with Conversion and Other Options in 2009 and the Company’s adoption of ASC Topic 740, Income Taxes in 2007, and our report relating to the effectiveness of Powerwave Technologies, Inc. internal control over financial reporting dated February 19, 2010, March 4, 2010 as to the effects of the material weakness identified in management’s report (which report expresses an adverse opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K/A of Powerwave Technologies, Inc. for the year ended January 3, 2010.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 4, 2010